Filed Pursuant to Rule 433
Dated February 12, 2019
Registration Statement No. 333-216219

3M Company
Medium-Term Notes, Series F
$450,000,000 2.750% Notes due 2022

$500,000,000 3.250% Notes due 2024 (Reopening)

$800,000,000 3.375% Notes due 2029
$500,000,000 4.000% Notes due 2048 (Reopening)

Summary of Terms

2.750% Notes due 2022

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 3-year Fixed Rate Notes

Principal Amount:	$450,000,000

Trade Date:	February 12, 2019

Settlement Date:	February 22, 2019 (T+7); See “—Supplemental Information Concerning Plan of Distribution” below.

Maturity Date:	March 1, 2022

Coupon:	2.750% per annum

Interest Payment Dates:	Payable semi-annually on the 1st day of March and September, beginning September 1, 2019

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	2.500% due February 15, 2022

Benchmark Treasury Price & Yield:	100-01 1/4; 2.486%

Re-offer Spread to Benchmark:	T + 28 bps

Re-offer Yield:	2.766%

Price to Public:	99.953%

Gross Proceeds:	$449,788,500

CUSIP / ISIN:	88579Y BF7 / US88579YBF79

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption and Redemption at Par Prior to Maturity as provided in “—Optional Make-Whole Redemption and Redemption at Par Prior to Maturity” below.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.

Co-Managers:	The Williams Capital Group, L.P.
Academy Securities, Inc.
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations:	See “—Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations” below.

Supplemental Information Concerning Plan of Distribution:	See “—Supplemental Information Concerning Plan of Distribution” below.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

3.250% Notes due 2024 (Reopening)

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 5-year Fixed Rate Notes

Principal Amount:

$500,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of 3.250% Notes due 2024 issued by us on September 14, 2018.  The notes offered hereby will have the same CUSIP number as the previously issued 3.250% Notes due 2024 and will trade interchangeably with the previously issued 3.250% Notes due 2024 immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $800,000,000.

Trade Date:	February 12, 2019

Settlement Date:	February 22, 2019 (T+7); See “—Supplemental Information Concerning Plan of Distribution” below.

Maturity Date:	February 14, 2024

Coupon:	3.250% per annum

Interest Payment Dates:	Payable semi-annually on the 14th day of February and August, beginning August 14, 2019

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	2.500% due January 31, 2024

Benchmark Treasury Price & Yield:	100-01 1/4; 2.491%

Re-offer Spread to Benchmark:	T + 50 bps

Re-offer Yield:	2.991%

Price to Public:	101.172%, plus accrued interest from February 14, 2019

Gross Proceeds:	$506,221,111

CUSIP / ISIN:	88579Y BB6 / US88579YBB65

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption and Redemption at Par Prior to Maturity as provided in “—Optional Make-Whole Redemption and Redemption at Par Prior to Maturity” below.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.

Co-Managers:	The Williams Capital Group, L.P.
Academy Securities, Inc.
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations:	See “—Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations” below.

Supplemental Information Concerning Plan of Distribution:	See “—Supplemental Information Concerning Plan of Distribution” below.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

3.375% Notes due 2029

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 10-year Fixed Rate Notes

Principal Amount:	$800,000,000

Trade Date:	February 12, 2019

Settlement Date:	February 22, 2019 (T+7); See “—Supplemental Information Concerning Plan of Distribution” below.

Maturity Date:	March 1, 2029

Coupon:	3.375% per annum

Interest Payment Dates:	Payable semi-annually on the 1st day of March and September, beginning September 1, 2019

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	2.625% due February 15, 2029

Benchmark Treasury Price & Yield:	99-17; 2.679%

Re-offer Spread to Benchmark:	T + 70 bps

Re-offer Yield:	3.379%

Price to Public:	99.965%

Gross Proceeds:	$799,720,000

CUSIP / ISIN:	88579Y BG5 / US88579YBG52

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption and Redemption at Par Prior to Maturity as provided in “—Optional Make-Whole Redemption and Redemption at Par Prior to Maturity” below.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.

Co-Managers:	The Williams Capital Group, L.P.
Academy Securities, Inc.
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations:	See “—Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations” below.

Supplemental Information Concerning Plan of Distribution:	See “—Supplemental Information Concerning Plan of Distribution” below.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

4.000% Notes due 2048 (Reopening)

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 30-year Fixed Rate Notes

Principal Amount:

$500,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $650,000,000 aggregate principal amount of 4.000% Notes due 2048 issued by us on September 14, 2018.  The notes offered hereby will have the same CUSIP number as the previously issued 4.000% Notes due 2048 and will trade interchangeably with the previously issued 4.000% Notes due 2048 immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $1,150,000,000.

Trade Date:	February 12, 2019

Settlement Date:	February 22, 2019 (T+7); See “—Supplemental Information Concerning Plan of Distribution” below.

Maturity Date:	September 14, 2048

Coupon:	4.000% per annum

Interest Payment Dates:	Payable semi-annually on the 14th day of March and September, beginning March 14, 2019

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	3.375% due November 15, 2048

Benchmark Treasury Price & Yield:	107-05; 3.009%

Re-offer Spread to Benchmark:	T + 87 bps

Re-offer Yield:	3.879%

Price to Public:	102.096%, plus accrued interest from September 14, 2018

Gross Proceeds:	$519,257,778

CUSIP / ISIN:	88579Y BD2 / US88579YBD22

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption and Redemption at Par Prior to Maturity as provided in “—Optional Make-

Whole Redemption and Redemption at Par Prior to Maturity” below.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.

Co-Managers:	The Williams Capital Group, L.P.
Academy Securities, Inc.
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations:	See “—Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations” below.

Supplemental Information Concerning Plan of Distribution:	See “—Supplemental Information Concerning Plan of Distribution” below.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

Optional Make-Whole Redemption and Redemption at Par Prior to Maturity

Prior to the Applicable Par Call Date (as defined below), the 2.750% Notes due 2022, the 3.250% Notes due 2024, the 3.375% Notes due 2029 and the 4.000% Notes due 2048 will be redeemable at any time, in whole or from time to time in part, at 3M Company’s option at a redemption price equal to the greater of

•                  100% of the principal amount of the notes to be redeemed, and

•                  as determined by the quotation agent (as defined below), the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to the Applicable Par Call Date (not including any portion of such payments of interest accrued to the date of redemption, each discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (as defined below) plus, in the case of the 2.750% Notes due 2022, 5 basis points, in the case of the 3.250% Notes due 2024, 7.5 basis points, in the case of the 3.375% Notes due 2029, 15 basis points, or in the case of the 4.000% Notes due 2048, 15 basis points, plus, in the case of both clauses above, accrued and unpaid interest on the notes to be redeemed to the redemption date.

In addition, at any time on or after the Applicable Par Call Date, each of the 2.750% Notes due 2022, the 3.250% Notes due 2024, the 3.375% Notes due 2029 and the 4.000% Notes due 2048 will be redeemable, in whole but not in part at 3M Company’s option, at a redemption price equal to 100% of the principal amount of the notes plus accrued interest thereon to the date of redemption.

“Applicable Par Call Date” means (1) with respect to the 2.750% Notes due 2022, February 1, 2022 (one month prior to the maturity of the 2.750% Notes due 2022), (2) with respect to the 3.250% Notes due 2024, January 14, 2024 (one month prior to the maturity of the 3.250% Notes due 2024), (3) with respect to the 3.375% Notes due 2029, December 1, 2028 (three months prior to the maturity of the 3.375% Notes due 2029) and (4) with respect to the 4.000% Notes due 2048, March 14, 2048 (six months prior to the maturity of the 4.000% Notes due 2048).

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of notes to be redeemed as if the notes matured on the Applicable Par Call Date that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by 3M Company.

“Reference treasury dealer” means (i)(1) with respect to the 2.750% Notes due 2022 and the 3.375% Notes due 2029, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC and their respective successors and (2) with respect to the 3.250% Notes due 2024 and the 4.000% Notes due 2048, each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), 3M Company will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by 3M Company.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by 3M Company, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

In the case of a partial redemption of the 2.750% Notes due 2022, the 3.250% Notes due 2024, the 3.375% Notes due 2029 or the 4.000% Notes due 2048, selection of the notes for redemption will be made pro rata, if commercially practicable in accordance with the procedures of DTC or the relevant depositary, and if not, then by lot or such other method as required in accordance with the procedures of DTC or the relevant depositary. The notes will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of such notes to be redeemed.  New notes in principal amounts of at least $2,000 equal to the unredeemed portion of the notes will be issued in the name of the holder of the notes upon surrender for cancellation of the original notes.  Unless 3M Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Supplemental Information Concerning Certain U.S. Federal Income Tax Considerations

This section describes the supplemental material federal income tax consequences of acquiring the 3.250% Notes due 2024 and the 4.000% Notes due 2048 offered hereby (the “reopened notes”). For a complete description of the material U.S. federal income tax consequences of acquiring and owning the reopened notes, the 2.750% Notes due 2022 and the 3.375% Notes due 2029, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Qualified Reopening and Issue Price of the Reopened Notes

The reopened notes offered hereby will be treated as a part of the same issue of the previously issued 3.250% Notes Due 2024 and the previously issued 4.000% Notes Due 2048 (the “existing notes”) pursuant to a “qualified reopening” for U.S. federal income tax purposes. Therefore, the reopened notes offered hereby will be treated as having the same issue date and the same issue price as the existing notes. The existing notes were issued at no more than a de minimis discount from their stated principal amount. As a result, the existing notes were issued without original issue discount (“OID”) and, therefore, the reopened notes offered hereby also will be issued without OID.

Pre-Issuance Accrued Interest on the Reopened Notes

A portion of the purchase price of the reopened notes offered hereby will be attributable to the amount of stated interest accrued prior to the original issue date (“pre-issuance accrued interest”). Consequently, the reopened notes offered hereby should be treated as having been issued for an amount that excludes any pre-issuance accrued interest. If the reopened notes are so treated, a portion of the first interest payment on the reopened notes received by a U.S. Holder after the offering equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the reopened notes. Your tax basis in a reopened note should exclude an amount equal to the pre-issuance accrued interest.

Supplemental Information Concerning Plan of Distribution

Reference is made to the “Plan of Distribution” section of 3M Company’s prospectus supplement, dated May 5, 2017, relating to 3M Company’s offering of its Medium-Term Notes, Series F of which the notes offered hereby are a part.  The following information supplements such Plan of Distribution:

It is expected  that delivery of the notes will be made against payment therefor on or about February 22, 2019, which is the seventh business day following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Some of the Agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with 3M Company or 3M Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The Agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging financing and brokerage activities.  Certain of the Agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for 3M Company or its affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their business activities, the Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of 3M Company or its affiliates.  The Agents or their affiliates may have a lending relationship with 3M Company and certain of the Agents or their affiliates routinely hedge, have hedged and are likely in the future to hedge, or may hedge, their credit exposure to 3M Company consistent with their customary risk management policies.  Typically, these Agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation by entering into positions in 3M Company’s securities, including potentially the notes offered hereby.  Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.  The Agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as not available to retail in the European Economic Area.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.